Correlate Infrastructure Partners Announces Second Quarter Results, Provides Business Update

Customer projects totaling $74 million at various stages from design to installation

BOISE, Idaho, Aug. 16, 2022 (GLOBE NEWSWIRE) -- via InvestorWire -- Correlate Infrastructure Partners, Inc. (OTCQB: CIPI) (“Correlate” or the “Company”), a technology-enabled energy optimization and clean energy solutions provider for the North American real estate industry, today reported financial results for its second quarter ended June 30, 2022 and year to date ended June 30, 2022.

●	Reported revenues totaled $236,690 for the three months ended June 30, 2022, compared to $1,584 for the same period ended June 30, 2021. The significant increase resulted from the shift in the business to commercialization, compared to previous quarters where there was significant product development.
●	Customer deposits for the three months ended June 30, 2022, totaled $1,114,154, compared to $0 for the same period ended June 30, 2021. These customer deposits represent approximately 32% of revenue from contracts with three key customers whose projects are under installation. The Company’s revenue recognition policy will provide for substantially all of the remaining revenue for these three contracts during the second half of the year.
●	Operating expenses for the three months ended June 30, 2022, totaled $1,444,794, compared to $4,937 for the same period ended June 30, 2021. This was driven by higher professional fees associated with acquisition activities and higher wage expenses associated with hiring new personnel to support growth.
●	The Company currently has project opportunities valued at $74 million from recent awards at different stages, including projects that have been awarded with agreements in development and contracts that have been executed and under installation.
●	As of June 30, 2022, unrecognized revenue (a non-GAAP measure1 ) was $3.25 million for executed projects currently under installation at customer locations.

“We continue to grow as a full-service energy optimization service provider, and we are realizing many near-term opportunities for Correlate. By helping commercial customers increase net operating income (NOI) through our clean energy solutions, the benefits of our innovative full-service platform becomes a more integral part of real estate asset management,” said Todd Michaels, Chief Executive Officer of Correlate. “We are also actively maturing our aggressive acquisition strategy by identifying targets that complement our technology stack or provide fulfillment capabilities in key regions.”

Non-GAAP Reconciliation and Business Outlook

With an expanding pipeline, including approximately $100 million of actionable current project opportunities, Correlate expects rapid growth – especially with growing momentum from the recent passage of the historic climate and tax bill by the Senate.

The following table summarizes a reconciliation between reported GAAP revenue and non-GAAP revenue:

	For the three months ended June 30		For the six months ended June 30
	2022	2021	2022	2021
GAAP Revenue	$236,690	$1,584	$305,098	$9,235
Non-GAAP Adjustments1:
Customer Deposits	$1,114,154	$0	$1,114,154	$0
Additional Contracted Revenue	$2,136,057	$0	$2,136,057	$0
Total Non-GAAP Adjustments	$3,250,211	$0	$3,250,211	$0

Total Non-GAAP Revenue	$3,486,901	$1,584	$3,555,309	$9,235

The table below summarizes the various stages of anticipated revenue, which the Company expects to recognize in the near term.

As of June 30, 2022
Anticipated Revenue:
Customer Engagement2	$25,508,312
Awarded3	$61,405,900
Installation4	$13,316,272
Total Anticipated Revenue	$100,230,484

1  Correlate performs certain adjustments to GAAP revenue to approximate expected revenue from executed contracts in place, which are either under installation or pre-installation. Customer deposits represent cash that has been received from contracted customers but not yet recognized as revenue under GAAP. Additional contracted revenue represents any other expected revenue from contracted customers, but certain milestones have not yet been achieved. Correlate considers non-GAAP revenue to be important indicators of the operational strength of the business, because it indicates the value that each of the contracted projects will bring to the Company in the near term. All current projects under construction are expected to be completed within six months.

2  Correlate considers customer engagement revenue to represent opportunities that are under discussion with potential customers. Correlate has applied a probability percentage to account for attrition based on management’s industry experience.

3  Correlate considers awarded revenue to represent opportunities that have been commercially agreed upon between customers and Correlate, subject to final contract. Correlate has applied a probability percentage to account for attrition based on management’s industry experience.

4  Correlate considers installation revenue to represent contracts that have been executed and are either under construction or in pre- construction. Correlate has applied a probability percentage to account for attrition based on management’s industry experience. A portion of the anticipated revenue under installation is expected to result from the consummation of certain project acquisition activities.

“Cash received for contracted projects during the second quarter exceeded reported revenue. Looking ahead, the Company anticipates accelerated growth as it executes on milestones from awarded and contracted projects that will allow us to recognize revenue,” said Channing Chen, Chief Financial Officer of Correlate. “In addition to current project opportunities, the Company has a growing pipeline of opportunities from the commercial real estate sector.”

About Correlate Infrastructure Partners Inc.

Correlate Infrastructure Partners Inc. (OTCQB: CIPI) offers a complete suite of clean energy solutions for the commercial real estate industry.

Correlate is a portfolio-scale development and finance platform offering commercial and industrial facilities access to clean electrification solutions focused on locally sited solar, energy storage, EV infrastructure and intelligent efficiency measures. Its unique data-driven approach is powered by proprietary analytics, management services, and a highly scalable national fulfillment network to help building owners profit from fully funded, turnkey decarbonization and facility health programs.

For more information, visit us at https://www.correlateinfra.com/.

Forward-Looking Statements

This news release may include "forward-looking statements" regarding Correlate Infrastructure Partners Inc., its subsidiaries, business and project plans. Such forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Correlate Infrastructure Partners Inc. expresses or implies an expectation or belief about future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Correlate Infrastructure Partners Inc. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

General inquiries:

Correlate Infrastructure Partners Inc.

Boise, Idaho

www.correlateinfra.com

855.264.4060

info@correlateinc.com

Corporate Communications:

IBN (InvestorBrandNetwork)

Los Angeles, California

www.InvestorBrandNetwork.com

310.299.1717 Office

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